As filed with the Securities and Exchange Commission on September 30, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apollo Commercial Real Estate Finance, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-0467113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, NY	10019
(Address of principal executive offices)	(Zip code)

Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan

(Full title of the plan)

John J. Suydam, Esq.

Vice President & Secretary

ACREFI Management, LLC

9 West 57th Street, 43rd Floor

New York, NY

(212) 515-3200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)(4)
Common Stock, $0.01 par value per share	787,500	$18.75	$ 14,765,625	$ 823.92

(1)	Represents the maximum number of shares of Common Stock, par value $0.01 per share (the “Common Stock”) issuable under the Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.
(2)	Represents the average of the high and the low sale prices of the Common Stock on the New York Stock Exchange on September 25, 2009.
(3)	Computed in accordance with Rule 457(h) under the Securities Act.
(4)	The Registrant previously paid (i) a fee of $33,480 in connection with the initial filing of its Registration Statement on Form S-11 (File No. 333-160533) with the Securities and Exchange Commission on July 10, 2009 to register shares at a proposed maximum aggregate offering price of $600,000,000 (the “S-11 Registration Statement”). The Registrant intends to sell up to 12,287,500 shares of Common Stock (including 1,500,000 shares of Common Stock that may be purchased by the underwriters upon the exercise of their overallotment option) at $20.00 per share under the S-11 Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the entire registration fee of $823.92 due under this Registration Statement against the $22,320 that is remaining from the registration fee paid in connection with the S-11 Registration Statement.

- i -

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by Apollo Commercial Real Estate Finance, Inc. (the “Company”) with the SEC are incorporated by reference in this registration statement:

(a) The Company’s prospectus, dated September 23, 2009, filed pursuant to Rule 424(b) under the Securities Act (the “Prospectus”); and

(b) The description of the Company’s Common Stock, contained in the Company’s Registration Statement on Form 8-A filed with the SEC on September 10, 2009 to register the Common Stock under the Exchange Act of 1934, as amended, (the “Exchange Act”) including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains a provision that limits the liability of the Company’s directors and officers to the maximum extent permitted by Maryland law.

The Company’s charter authorizes the Company to obligate itself, and the Company bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer of the Company or (2) any individual who, while serving as a director or officer for the Company and at its request, serves or has served as a director, officer, partner, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity or capacities. The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served any predecessor of the Company in any of the capacities described above and any employee or agent of the Company or of any predecessor.

The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
3.1*	Articles of Amendment and Restatement of Apollo Commercial Real Estate Finance, Inc.

3.2**	Bylaws of Apollo Commercial Real Estate Finance, Inc.

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan

10.2***	Form of Restricted Stock Award Agreement

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160533), filed with the SEC on September 21, 2009.
**	Incorporated by reference to the like-numbered exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160533), filed with the SEC on September 17, 2009.
***	Incorporated by reference to Exhibit 10.3 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160533), filed with the SEC on September 21, 2009.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 30, 2009.

Apollo Commercial Real Estate Finance, Inc.

By:	/s/ JOSEPH F. AZRACK
Name:	Joseph F. Azrack
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ JOSEPH F. AZRACK	President, Chief Executive Officer	September 30, 2009
	Joseph F. Azrack	and Director (Principal Executive Officer)

By:	/s/ STUART A. ROTHSTEIN	Chief Financial Officer, Treasurer	September 30, 2009
	Stuart A. Rothstein	and Secretary (Principal Financial Officer and Principal Accounting Officer)

By:	/s/ ERIC L. PRESS	Director	September 30, 2009
Eric L. Press

By:	/s/ HENRY R. SILVERMAN	Chairman	September 30, 2009
Henry R. Silverman

By:	/s/ ALICE CONNELL	Director	September 30, 2009
Alice Connell

By:	/s/ DOUGLAS D. ABBEY	Director	September 30, 2009
Douglas D. Abbey

By:	/s/ MARC BEILINSON	Director	September 30, 2009
Marc Beilinson

By:	/s/ MICHAEL E. SALVATI	Director	September 30, 2009
Michael E. Salvati

INDEX TO EXHIBITS

Exhibit No.	Description
3.1*	Articles of Amendment and Restatement of Apollo Commercial Real Estate Finance, Inc.

3.2**	Bylaws of Apollo Commercial Real Estate Finance, Inc.

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

10.1	Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan

10.2***	Form of Restricted Stock Award Agreement

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

*	Incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160533), filed with the SEC on September 21, 2009.
**	Incorporated by reference to the like-numbered exhibit to Amendment No. 4 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160533), filed with the SEC on September 17, 2009.
***	Incorporated by reference to Exhibit 10.3 to Amendment No. 5 to the Company’s Registration Statement on Form S-11 (Registration No. 333-160533), filed with the SEC on September 21, 2009.